Exhibit 5.1

110 North Elgin Avenue, Suite 200 Tulsa, Oklahoma 74120-1495 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com	BOK Park Plaza 499 West Sheridan Avenue, Suite 2200 Oklahoma City, Oklahoma 73102 Telephone (405) 235-5500 Fax: (405) 235-2875	1100 Louisiana, Suite 1100 Houston, Texas 77002 Telephone: (346) 200-6020

May 21, 2026

ONE Gas, Inc.

15 East Fifth Street

Tulsa, Oklahoma 74103

Ladies and Gentlemen:

We have acted as legal counsel to ONE Gas, Inc., an Oklahoma corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering 700,000 shares of the common stock of the Company, par value $0.01 per share (the “Shares”), under the ONE Gas, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”). This opinion is being furnished to you as a supporting document in connection with the Registration Statement.

For purposes of this opinion, we have examined the following documents:

(a) the Registration Statement;

(b) the Plan;

(c) the corporate actions taken by the Board of Directors of the Company in connection with the Registration Statement and related matters;

(d) the Amended and Restated Certificate of Incorporation of the Company, as amended, and the related certificate of correction;

(e) the Amended and Restated By-laws of the Company; and

(f) an executed copy of the Secretary’s Certificate of the Company dated May 21, 2026.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof.

ONE Gas, Inc. May 21, 2026 Page 2

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the Plan upon receipt of requisite consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

Our opinions expressed above are limited to the laws of the State of Oklahoma.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GableGotwals